EXHIBIT 21.  Subsidiaries of the Registrant

            Name                                         Place of Incorporation
            Utility Engineering Corporation*..........      Texas
            Quixx Corporation*........................      Texas

            *Utility Engineering Corporation and Quixx Corporation are wholly owned subsidiaries of Southwestern Public Service Company.

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